Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVITY, PRODUCT LIABILITY

AND OTHER COMMITMENTS FROM SUPPLIER

This agreement (the “Agreement”) is made on December 7th, 2010 between “Sephora” and the “Supplier”.

	Sephora	Supplier

Company Name	Sephora S.A.	Solazyme, Inc.
Principal Place of Business	65 avenue Edouard Vaillant 92100 Boulogne-Billancourt	225 Gateway Boulevard South San Francisco, CA 94080
State of Incorporation	France	Delaware, U.S.A.
Represented by	Martina Karlova de Camaret	Harrison Dillon
Title	Director Exclusive Offer Europe	President and Chief Technology Officer

It is beforehand reminded that the Supplier signed the contractual documents “Regulatory Requirements” dated October 29, 2010 and “Guarantee” dated November 4, 2010. These contractual documents are part of the present contract and the obligations of the Supplier which are detailed in these two documents are applicable to all products defined in article 2 of the Contract.

In the framework of the distribution by Sephora of Supplier’s Products (defined below in article 2), Supplier undertakes also to:

Article 1 - Exclusivity

1.1. Supplier grants Sephora who accepts the exclusive right to import and distribute the Products within the territory described herein below:

France, Luxembourg, Holland, Monaco, Italy, Spain, Portugal, Greece, Turkey, Romania, Croatia, Serbia, Slovenia, Bulgaria, Poland, Czech Republic, Hungary, Middle East (Saudia Arabia, Kuwait, Bahrain, Oman, Yemen, Qatar, Dubai), Singapore.

hereinafter the “Territory”.

Consequently, Supplier agrees to refrain from appointing any additional third party as distributor or agent for the Products in the Territory and to refrain from making direct sales of the Products in the Territory.

Sephora may decide in which Sephora-owned or controlled channels the Products will be distributed in each country of the Territory; provided such Sephora-owned or controlled channels are Sephora-branded channels. In particular, Sephora may sell the Products in Sephora-branded channels that include: Sephora’s group’s stores, Sephora corners, shop in the shop, Internet, print catalogue, and TV shopping. Sephora may not sell the Products in the Territory in outlets or channels that are not Sephora-owned or controlled and/or Sephora-branded without Supplier’s prior written consent.

1.2. The term of this Agreement (the “Term”) is for a two year period, starting from the date of initial receipt of goods in Saran, France, hereinafter referred to as the “1st exclusivity day”.

If a Product can not be launched by Sephora in one or several countries from this “1st exclusivity day” because the Product and/or its packaging are not compliant with local regulations, or if both Supplier and Sephora decide to delay the launch of the Products, the exclusivity period will be extended for these countries.

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1.3. Right of Priority:

In case Supplier decides, during the Term of this Agreement, in its sole discretion, that it will distribute the Products in a country which is not listed in outside of the Territory, Supplier shall provide Sephora with prompt written notice of such determination.

Such notice will identify the proposed country or countries in question. Sephora will have thirty (30) days from the date of Supplier’s written notice in which to enter into a nonbinding term sheet with Supplier regarding the distribution rights of Products in such proposed countries. If the Parties fail to sign and deliver a definitive distribution agreement with respect to such proposed country or countries within forty-five (45) days of the date of Supplier’s notice to Sephora, Supplier at its sole election may terminate any further negotiations with Sephora for distribution or other rights with respect to the country or countries referenced in Supplier’s notice. Notwithstanding the foregoing, and for the avoidance of doubt, the United States of America (USA) and Canada are expressly excluded from Supplier’s obligations under this Section 1.3 and Sephora S.A. shall have no rights with respect to the distribution or sale of the Products in the USA and Canada.

Article 2 - Products

The exclusivity granted by the Supplier covers the range Algenist in particular the current selected products (listed in Appendix 1) and future Algenist products (hereinafter, the « Products »). Sephora can choose to distribute or not these future Algenist Products. If necessary, they will be added in Appendix 1.

Article 3 - Products compliancy

3.1. The Supplier undertakes to respect its commitments according to the documents “Regulatory Requirements” and “Guarantee”.

3.2. Any Product which is not compliant with regulations applicable to the Products in the Territory may be rejected and returned carriage paid by Supplier, and the Supplier is compelled to take it back.

3.3. The process shall be the following one:

-	for European countries of the Territory: the European Representative and Supplier work in order to issue a European cosmetic file and to draft the packaging label complying with European market

-

for non-European countries of the Territory: the Supplier makes the Products compliant with regulations applicable to the Products in the concerned countries, performs the necessary local procedures, and works to draft the packaging label complying with the market of non-European countries market of the Territory.

-	Supplier sends by private courier (FedEx, DHL, etc.) to Sephora (supply chain – Saran) two samples of each final and fully compliant Product which will be sold on the market of the Territory;

-	Sephora shall submit purchase orders to order the Products for delivery solely to Saran, France;

-

in case of any “out of the ordinary” purchase order (e.g., a purchase order for more than double the quantities of the average purchase order received by the Supplier (excluding the initial launch order), the Supplier shall have the right to propose a revised phased delivery schedule for such “out of the ordinary” purchase order within four (4) business days of receiving such order.

Article 4 – Purchase Price

Sephora will purchase the Products at the purchase price defined and listed in writing between the parties in Appendix 2.

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Unless otherwise agreed by the parties in writing, prices are firm and non revisable and are ‘Duty Delivery Paid’ (DDP) at Saran, France in accordance with the incoterms definition.

The purchase prices of Products can be revised only once a year in dialogue between the Supplier and Sephora. The Supplier must communicate to Sephora the proposition of new pricing before December 1st of the previous year for application on March 1st of the following year subject to the acceptance of these new prices by Sephora.

Sephora will be purchasing all inventories in Euros and will pay in Euros. The payment will be made on 45 days end of month, date of invoice.

Supplier authorizes Sephora to manage compensation between the sums owed by Sephora and those owed by Supplier, without any formal notification.

In accordance with the European regulations, Sephora will determine the retail price of the Products.

Article 5 - Intellectual Property

All commitments and guarantee provided under the documents “Regulatory Requirements” and “Guarantee” apply entirely to this contract.

It is expressly reminded that the IP Rights are defined in the document “Guarantee”.

Article 6 – Animations, Promotions, Advertising, Commercial Support

6.1 The Supplier undertakes to respect its commitments under the documents “Regulatory Requirements” and “Guarantee”.

6.2. The animation plan and / or promotion campaign and / or PR events shall be decided each year by the parties.

Specific in-store animations / promotions (corners, mini-corners, mono-brand windows, beauty bar, internet campaigns, premium sales, direct marketing actions / CRM actions) will be [*].

Similarly, in case of a media communication, Sephora shall submit to Supplier the corresponding budget including the breakdown per country of the Territory and per media support (print, radio, TV, internet, others…).

The global budget for “Marketing Contribution” pertaining to these animations, promotions and advertisements and commercial supports will be defined each year by the Parties, and paid pursuant to article 6.7.

The amount of Marketing Contribution from the Supplier allocated in 2011 and 2012 is detailed in Appendix 4.

6.3 The promotion calendar and the implementing of the animations, (boutiques, end caps, cashwrap, windows…) will be managed by Sephora.

Supplier will deliver, carriage paid by the Supplier, in Saran or at the logistic solution agreed by the parties, free testers, samples, gifts and training support for all Sephora points of sales in the Territory and for the following minimum quantities:

Testers:	at least [*] by reference/by month/by shop
at least [*] by reference/by month/by flagships

The number of samples and gifts with purchases provided by the Supplier is detailed in Appendix 4.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4. As indicated above, the parties may both decide to launch specific media communication on the Products in a part of the Territory. Each advertisement will precise that the Products are sold exclusively in Sephora network.

Sephora will create (alone or with a third party) the advertising material (hereinafter the Creation) and will submit the Creation to the Supplier.

The cost of the realisation of the advertising (shootings, production costs, etc…) excluding copyrights assignment, will be included in the budget submitted to Supplier.

All intellectual property rights on the Creation, excluding the IP Rights, will remain the sole property of Sephora, unless a written copyright assignment is concluded between the parties.

Supplier is consequently not allowed to use the Creation without Sephora’s prior written consent.

The budget and the Creation will be approved by the Supplier in writing prior to the reservation of media space.

Sephora will prepare and buy all the media space for the mutually agreed upon advertising in compliance with the global budget agreed each year by the Parties.

6.5 Sephora may organize and finance multi-brand launch presentations in all countries of the Territory [*] a year in France, and at least [*] a year in other countries. The Supplier undertakes to provide gifts for the journalists during the presentations, Supplier brand and Product briefs for the press kits; and Supplier presence during these PR events. As specified above, specific mono-brand PR events or launches shall be [*] and included in the global budget.

6.6 Supplier is responsible to provide Sephora with all supports for Supplier Guidelines (“Brand book”). All materials must be finalized and given to Sephora no later than [*] before launch of Supplier brand in the [*] of the Territory. Product data sheets, logos etc must be in English and in French. Sephora is responsible to transmit Supplier Guidelines (“Brand book”) approved by the Supplier to all countries.

6.7 As specified above, a global budget of “Marketing Contribution” including the media plan and / or the animations and / or PR events will be decided each year by the Parties, either as an absolute value, or as a % of the Products sales achieved by Sephora, or as a % of the Products purchased by Sephora to Supplier.

The Marketing Contribution shall be paid as follows:

a) A part of the Marketing Contribution shall be paid upon presentation of a down payment invoice. The down payment shall [*] of the decided Marketing Contribution global budget. If the Marketing Contribution is defined as a % of the Products sales achieved by Sephora or as a % of the Products purchases by Sephora to Supplier, the down payment will be based on sales or purchases estimates after the estimates have been approved by the Parties.

The down payment invoice shall be contractually set-off against amounts owed by Sephora for the purchase of the Products, failing which it will be payable within [*] of the end of the month of invoice.

b) As Sephora provides the services, Sephora shall invoice the media plan and / or the animations and / or PR events actually provided. [*] of the invoice amount shall be deducted from the down payment made by Supplier as explained in a) above.

The invoice shall be contractually set-off against the amounts owed by Sephora for the purchase of the Products, failing which it will be paid to Supplier within [*] of the end of the month of invoice.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c) At the end of each year, according to the actual amount of the Marketing Contribution owed to Sephora, there will be an adjustment.

-	If the balance is in favor of Sephora:

1)	If the commercial relationship between Supplier and Sephora carries on: the corresponding amount shall be turned into a credit note by Supplier at the latest on the last day of the month following last media plan and / or the animations and / or PR events of the year.

2)	If the commercial relationship between Supplier and Sephora terminates: the corresponding amount shall be invoiced by Sephora, to be paid upon receipt.

-	If the down payment balance exceeds the amount owed by Supplier to Sephora:

1)	If the commercial relationship between Supplier and Sephora carries on: Sephora shall set the amount off against the down payment of the following year.

2)	If the commercial relationship between Supplier and Sephora terminates: Sephora shall refund Supplier.

Article 7 - Stock

7.1 Sephora will conduct stock assessments twice a year at which time the Supplier may be required to take back stock exceeding [*] (based on sell-out in the Territory) which is the [*] for exclusive brand inventory.

Supplier will target to maintain a 100% service level on order fulfilment.

7.2. In the event that Products have an expiration date, the Supplier ensures that the Products delivered to Saran will not have an expiration date inferior of two (2) years. Products that do not comply with this clause will be returned to the Supplier at Supplier’s expense.

7.3 Supplier shall:

a. take back carriage paid from Saran, France any [*].

b. provide (i) [*] and (ii) the [*] if they are not Destroy in Field (DIF). In case of DIF, Supplier shall [*].

All customer returns concerning issues with quality will be automatically returned to Saran and will be treated as Products mentioned above in lines a and b.

Upon agreement between the parties concerning stock returns under this Section 7.3, Supplier is responsible to organize the return of the Products and to pay any costs associated with this return within 30 days.

7.4. Should the Supplier or Sephora decide to terminate this Agreement, Sephora may decide:

-	to continue to sell the stock of Products during a determined period, or

-	to stop selling Products and may elect with Supplier’s written consent which shall not be unreasonably withheld to require the Supplier to take back carriage paid, the stock of the Products at their purchase price. If the Supplier refuses to take back carriage paid the stock of the Products at their purchase price, Sephora will be authorized to sell them in channels of its choice which are not necessary Sephora-owned or controlled and/or Sephora-branded channels.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 8 - Governing Law and Jurisdiction

The Agreement shall be governed by French Law. Any and all disputes shall be settled by the PARIS COURTS notwithstanding any clauses to the contrary or in case of introduction of a third party or plurality of defendants. The English language shall be the controlling language for the purpose of interpreting this Agreement and all correspondence and notice between the Parties shall be in the English language. In the event of any conflict between the text of this English language Agreement and the text of a translation, the English language text shall prevail.

Article 9 - Other commitments

General Purchase Conditions (Appendix 3). Supplier recognizes expressly that the rights granted to Sephora and the commitments taken by Supplier in accordance with the Agreement benefit any of the subsidiaries of the Sephora group located in the Territory.

More generally, the will of both Supplier and Sephora is to accept and to undertake to comply with Sephora’s General Purchase Conditions attached hereto. The Agreement, together with General Purchase Conditions (Appendix 3), which form an integral part thereof, is binding upon the Parties as from the date hereof and throughout its term. In the event of any conflict between the terms of this Agreement and the General Purchase Conditions, this Agreement shall control.

Notices. Any notice required hereunder may be served by either Party on the other by personal delivery, or sent by facsimile (with confirmation copy by registered first-class mail), emails, by registered or by certified mail, or by private courier to the respective party’s address as first set forth above in the introduction to this Agreement.

Limitation of Liability. In no event shall either party be liable to the other party for any indirect damages of any kind regarding the agreement. Supplier declares that it will hold Sephora harmless and indemnified against any claim for any direct damages which might be filed by any third party against Sephora based in particular on (i) infringement of any local law provision relating in particular to the manufacturing, packaging and labeling of the Products as described in article 3; (ii) alleged infringement of intellectual property rights and/or personality rights and/or based on unfair competition relating to Supplier’s Products and/or the Trademarks and/or the Intellectual Property Rights; and (iii) advertising and promotion of the Products approved by Supplier or which contain information provided by Supplier (this undertaking applies among other things to the use of photography, text, graphic, allegation issued from marketing documents provided by Supplier); and Supplier will pay any direct costs and damages (including direct costs incurred in withdrawal of the Products from the market) and reasonable attorneys’ fees attributable to such claim, provided that Sephora: (a) promptly notifies Supplier in writing of the claim; and (b) provides Supplier with all assistance, information and authority required for the defense and settlement of the claim.

The parties hereto have executed the Agreement in two original copies as of the day and year first above written.

/s/ Martina Karlova de Camaret	/s/ Jonathan Wolfson
Sephora S.A.	Solazyme, Inc.

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Appendix 1 : List of Products

Appendix 2 : List of purchase prices

Appendix 3 : Sephora’s General Purchase Conditions

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APPENDIX 1

Algenist Products
30 ML Algenist Concentrated Reconstructing Serum

60 ML Algenist Regenerative Anti-Aging Moisturizer

60 ML Algenist SPF 20 Regenerative Anti-Aging Moisturizer

120 ML Algenist Regenerative Anti-Aging Moisturizer

15 ML Algenist Complete Eye Renewal Balm

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APPENDIX 2

LIST OF PURCHASE PRICES FOR ALGENIST PRODUCTS

Algenist Products	Purchase Prices HT
30 ML Algenist Concentrated Reconstructing Serum	[*]

60 ML Algenist Regenerative Anti-Aging Moisturizer	[*]

60 ML Algenist SPF 20 Regenerative Anti-Aging Moisturizer	[*]

120 ML Algenist Regenerative Anti-Aging Moisturizer	[*]

15 ML Algenist Complete Eye Renewal Balm	[*]

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX 3

SEPHORA’S GENERAL PURCHASE CONDITIONS

1. Scope

These general purchase conditions apply to all purchases by SEPHORA to the express exclusion of the Suppller’s general sale conditions and any other document issued by the Supplier relating to SEPHORA’S order.

2. Purchase order

The purchase order stipulates the technical, commercial and administrative terms as well as the deadlines requested from the Supplier, Price, quantity, quality and performance deadlines are fundamental terms for the parties. No modification to these terms and to these deadlines can be taken into account unless previously agreed in writing by both parties.

3. Acceptance of the purchase order

The Supplier must acknowledge receipt of the SEPHORA purchase order within eight calendar days from the date of the purchase order by returning a document mentioning the number of the SEPHORA purchase order by letter, fax or email. In the absence of this acknowledgement of receipt, the start of the performance of the purchase order will be automatically considered to be an implicit acceptance of the terms of the purchase order.

4. Packaging – Packing

The products will be protected by packaging which is appropriate for resistance to the transport method used. All deliveries must be made in packaging stipulated by SEPHORA and, in the absence of a stipulation, in accordance with the norms and standards in force. Unless the packaging is supplied by SEPHORA, the Supplier will pay for any damage which occurs up until the goods arrive at the place of delivery and/or any shortage which is attributable to inadequate or defective packaging, and the Supplier will replace the damaged and/or missing products at its own cost under the terms of the purchase order, as soon as possible.

5. Delivery

The deliveries will be made to the delivery address on the purchase order. Deliveries are made ‘Duty Delivery Paid’ (DDP) to the delivery address, in accordance with the incoterms definition, and the risks are transferred at the time and place of delivery. The Supplier will insure the products at its own cost against loss, theft, breakage, damage, and any other risk during the transport to the place of delivery. The fact of taking delivery of the order does not constitute a presumption of acceptance of the order with regards to its conformity with the specifications.

The Supplier must enclose a detailed slip reiterating the packing list and the type of packaging and the information appearing on the order enabling the products and their quantitative control to be identified. A copy of this slip will be sent simultaneously with the shipment by fax or letter, to SEPHORA’S Purchase Department.

6. Deadlines

The delivery deadlines and the possible deadlines for performing the services stipulated in SEPHORA’S order are mandatory.

SEPHORA reserves the right to terminate any purchase order or part of the purchase order which is not delivered and/or executed within the contractual deadlines, except for a case of force majeure. SEPHORA must be informed of cases of force majeure within eight days of the event, failing which the Supplier cannot invoke it. Withdrawal by the Supplier’s sub-contractor or supplier will not be considered to be a case of force majeure.

7. Delays – Penalties

The Supplier undertakes to immediately inform SEPHORA of any event which is likely to result in a delay in delivering the products and/or in performing the services in relation to the deadline mentioned in the purchase order.

The Supplier undertakes to implement any means to make up for this delay, at its own cost, being agreed that SEPHORA can demand an express shipment at the Supplier’s own cost.

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In the event of a delay in delivery, SEPHORA reserves the right to apply a penalty of [*] calculated on the total amount of the purchase order excluding VAT, without prejudice to any damages which SEPHORA may claim from the Supplier.

8. Termination or reducing the purchase order

SEPHORA reserves the right to terminate or to reduce the purchase order(s) if the Supplier refuses or is unable to fulfill its obligations in accordance with the terms of the said order. Any extra costs will be paid for by the Supplier, without prejudice to the delay penalties and/or damages which SEPHORA may claim from the Supplier.

9. Early delivery – Surplus delivery

SEPHORA reserves the right to return deliveries which are delivered more than five days before the planned date, at the Supplier’s costs and risks, as well as to refuse quantities which are above or below 5% of the quantities ordered and/or refuse services which are performed in advance, as well as those which are not stipulated in the purchase order.

10. Transfer of title

SEPHORA is the owner of the ordered products as soon as they are delivered at the address set forth in the purchase order. Therefore, any title retention clause is invalid against SEPHORA.

11. Liability and Insurance

The Supplier must take out an insurance contract with sufficient coverage of its professional risks (physical damage, bodily injury, consequential loss, and civil liability), both concerning the cover offered and the subscribed capital. It undertakes to prove having taken out the insurance as well as the payment of the premiums on SEPHORA’S first request.

12. Essential clauses – Maintaining obligations

If any one of the stipulations in these general purchase conditions is invalid, this will not make the whole of the general purchase conditions invalid. In the event of cancellation, the parties will in all circumstances endeavor to renegotiate an economically equivalent clause, in good faith.

If one of the parties does not invoke right it has under these general purchase conditions, this cannot be interpreted in any way as being an express or tacit waiver by this party to exercise the said right in the future.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX 4

Commitment from the Supplier to invest in Marketing Contribution:

Each year at least [*] of the Products purchased by Sephora to Supplier excl. VAT.

Marketing Contribution = [*].

SUPPORT	SOLAZYME CONTRIBUTION

YEAR 1

Media/CRM/ESTORE/Elearning	[*]

Animations in stores (2 animations 5*)	[*]

PR	Participation to Sephora Exclusive PR Event before the launch. Sephora responsible for relationships with journalists (included free Products for journalists paid by the Supplier)

Samples	[*] sachet samples

GWP	[*] units

Staff free products	[*] units

YEAR 2

Marketing Investments	Minimum of [*] of the Products purchased by Sephora to Supplier for the Marketing Contribution invested by the Supplier (the amount will be defined in 2 phases: first part, in October 2011 based on the last 6 months of the Products purchased by Sephora to Supplier (Avril 2011 to September 2011) and the second part in April 2012 (based on the Products purchased by Sephora to Supplier generated from October 2011 to March 2012).

PR	Participation to Sephora Exclusive PR Event before each main new Product launch. Sephora responsible for relationships with journalists (included free products for journalists paid by the Supplier)

Samples	A minimum of [*] sachet samples

GWP	A minimum of [*] units

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.